SUBSTITUTE POWER OF ATTORNEY Under the terms of that certain Power of Attorney, dated as of May 16, 2022, (the “Power of Attorney”) the undersigned, Brian Farley, was appointed as attorney-in-fact for Vijay Kotte, an Officer and Director of GoHealth, Inc., a Delaware corporation. In accordance with the authority granted under the Power of Attorney, including the power of substitution and resubstitution or revocation, the undersigned hereby appoints each of Bradley Burd, Jennifer Cylinder and Katherine O’Halloran as substitute attorneys-in-fact, on behalf of Brian Farley, each with the power to act without any other and with full power of substitution and resubstitution or revocation, to exercise and execute all of the powers granted or conferred in the original Power of Attorney. By executing below as attorneys-in-fact to this Substitute Power of Attorney, Bradley Burd, Jennifer Cylinder and Katherine O’Halloran each accept such appointment and agree to assume from the undersigned any and all duties and responsibilities attendant to his or her capacity as attorney-in-fact of Brian Farley effective as of the date hereof. Date: September 25, 2023 By: /s/ Brian Farley Name: Brian Farley Title: Attorney-in-Fact WE ACCEPT THIS APPOINTMENT AND SUBSTITUTION: /s/ Bradley Burd Bradley Burd /s/ Jennifer Cylinder Jennifer Cylinder /s/ Katherine O’Halloran Katherine O’Halloran